                                   EXHIBIT 11

                                  AIRGAS, INC.

                         EARNINGS PER SHARE CALCULATIONS

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
                                                           Three Months Ended      Nine Months Ended
                                                               December 31,           December 31,
(In thousands, except per share amounts)                     2002       2001       2002         2001
                                                           -------------------   ----------------------
Weighted Average Shares Outstanding:

     Basic shares outstanding                                70,600     68,300      70,300       67,900

     Stock options and warrants - incremental shares          1,700      2,000       1,800        1,500
                                                           --------   --------   ---------    ---------
     Diluted shares outstanding                              72,300     70,300      72,100       69,400
                                                           ========   ========   =========    =========
Net earnings (loss)                                        $ 16,696   $ 11,845   $  49,940    $ (19,151)
                                                           ========   ========   =========    =========
Basic earnings per share                                   $    .24   $    .17   $     .71    $    (.28)
                                                           ========   ========   =========    =========
Diluted earnings per share                                 $    .23   $    .17   $     .69    $    (.28)
                                                           ========   ========   =========    =========
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